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                                  EXHIBIT 10.18
                   FORM OF EXTENDED SOFTWARE LICENSE AGREEMENT



[SALES LOGIX LOGO]


AGREEMENT NO._____

                       SALES INFORMATION SYSTEM(TM) (3.0)

                           SOFTWARE LICENSE AGREEMENT

         This Software License Agreement ("Agreement") is effective as of __________________, 199_ (the "Effective Date") by and between SalesLogix Corporation, an Arizona corporation ("SalesLogix"), with offices at 8800 North Gainey Center Drive, Suite 200, Scottsdale, Arizona 85258, and __________________________, with offices at _____________________ ("Licensee").

1.       DEFINITIONS AND SPECIFICATION SCHEDULE

         1.1 "SPECIFICATION SCHEDULE" shall mean the schedule attached to this Agreement.

         1.2 "SOFTWARE" shall mean the proprietary computer software product of SalesLogix known as Sales Information System, Release 3.0, including Documentation related to this product, and any updated version or portion of such product provided to Licensee by SalesLogix. More specifically, the term "Software" shall refer to the version(s) of Sales Information System, Release
3.0 -- i.e., Remote Client, Workgroup Client, Information Server, Synchronization/Agent Server -- designated in the Specification Schedule (including subsequent amendments to the Specification Schedule) as subject to this Agreement.

         1.3 "DOCUMENTATION" shall mean the standard user documentation, manuals and other printed materials delivered to Licensee by SalesLogix which relate to the Software.

         1.4 "REMOTE CLIENT LICENSE" shall mean a license to use the Software by one user on a single personal computer ("PC"). This license also permits the user to access a client server that is running the Software pursuant to a Synchronization Server License.

         1.5 "WORKGROUP CLIENT LICENSE" shall mean a license to use the Software by one user connected to a client server based network that is running the Software pursuant to an Information Server License.

         1.6 "INFORMATION SERVER LICENSE" shall mean a license to use the Software on a single client server so as to allow use of the Software by a number of users equal to the number of Workgroup Client Licenses purchased.

         1.7 "SYNCHRONIZATION SERVER LICENSE" shall mean a license to use the Software on a single client server so as to allow remote access by a number of users equal to the number of Remote Client Licenses.

         1.8 "MAINTENANCE SUPPORT" shall mean those maintenance support services described in detail on EXHIBIT A to this Agreement.

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         1.9 "TECHNICAL SUPPORT" shall mean those technical support services described in detail on EXHIBIT B to this Agreement.

         1.10 "UPDATE" shall have the meaning set forth in EXHIBIT A to this Agreement.

         1.11 "UPGRADE" shall have the meaning set forth in EXHIBIT A to this Agreement.

         1.12 "SYSTEM MANAGER" as identified in the Specification Schedule shall mean Licensee's contact person for the purpose of SalesLogix's provision of Maintenance and Technical Support, as more fully described in EXHIBIT A and EXHIBIT B to this Agreement.

2.       GRANT OF LICENSE

         Subject to the terms and conditions of this Agreement, SalesLogix hereby grants and Licensee hereby accepts a non-transferable, non-exclusive license to use the versions of the Software for the number of users identified in the Specification Schedule, as they may be amended or supplemented by the parties from time to time.

         2.1 SCOPE OF LICENSE. The Software licensed pursuant to a Synchronization Server or Information Server License, if any, may be used only on the Designated Computer System at the Designated Facility described in the Specification Schedule, and the Licensee may use such Software and related Documentation only for internal operations at the Designated Facility and, at any given time, only to support the number of separate Remote Client and/or Workgroup Client Licenses purchased by the Licensee. Licensee shall not use the Software licensed pursuant to a Information Server or Synchronization Server License, if any, at a non-Designated Facility or on a non-Designated Computer System without first obtaining an additional written license from SalesLogix to do so. Software licensed pursuant to a single Remote Client License may be installed on only one PC at any one time. Licensee may make one copy of the licensed Software solely for back-up purposes. Licensee shall not make copies of the Documentation, but may purchase additional copies of Documentation from SalesLogix at SalesLogix's then standard rates.

         2.2 OWNERSHIP OF SOFTWARE. Exclusive title to and ownership of the Software, the Documentation, and all copies thereof shall at all times remain with SalesLogix.

         2.3 TERM OF LICENSE. Unless terminated by SalesLogix or Licensee pursuant to Section 8 of this Agreement, the licenses granted to Licensee by this Agreement shall be perpetual; provided, however, that the Information Server or Synchronization Server License shall remain limited to use of the Software at the Designated Facility on the Designated Computer System unless otherwise agreed by SalesLogix.

3.       DELIVERY, INSTALLATION, TRAINING AND MAINTENANCE AND TECHNICAL SERVICES

         3.1 GENERAL. SalesLogix shall deliver to Licensee the Software and the
Documentation within    business days of SalesLogix's execution of this
Agreement. Unless otherwise agreed in writing by SalesLogix, SalesLogix shall have no obligation to: (i) install or to oversee the installation of the Software and shall have no liability arising out of or in connection with installation of the Software; (ii) provide training under this Agreement; or
(iii) (unless Licensee purchases optional Maintenance and/or Technical Support services pursuant to the other provisions of this Section 3) provide any Maintenance or Technical Support services to Licensee.

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         3.2 MAINTENANCE SUPPORT. If Licensee purchases Maintenance Support,
SalesLogix shall provide the services described on EXHIBIT A for the Initial Term specified in the Specification Schedule. Following the Initial Term, SalesLogix will offer Maintenance Support on an annual basis for a fee, payable 12 months in advance, equal to ten percent (10%) of SalesLogix's list price for the Software in effect at the commencement of the renewal period. If originally purchased, Maintenance Support shall be extended and renewed automatically for an additional 12-month renewal period on each anniversary date of the Effective Date, unless either SalesLogix or Licensee provides the other with written notice in advance of such anniversary date of its election to terminate Maintenance Support as of the anniversary date.

         3.3 TECHNICAL SUPPORT. If Licensee purchases Maintenance Support, SalesLogix shall provide the services described on EXHIBIT B for the Initial Term specified in the Specification Schedule. Following the Initial Term, SalesLogix will offer Technical Support on an annual basis for a fee, payable 12 months in advance, equal to ten percent (10%) of SalesLogix's list price for the Software in effect at the commencement of the renewal period. If originally purchased, Technical Support shall be extended and renewed automatically for an additional 12-month renewal period on each anniversary date of the Effective Date, unless either SalesLogix or Licensee provides the other with written notice in advance of such anniversary date of its election to terminate Technical Support as of the anniversary date.

4.       LICENSE FEES AND PAYMENT

         4.1 LICENSE AND SUPPORT FEES. In exchange for the licenses granted by this Agreement, Licensee shall pay SalesLogix the respective license fees set forth in the Specification Schedule. In exchange for the Maintenance and Technical Support services, if any, specified in the Specification Schedule, Licensee shall pay SalesLogix the respective support fees set forth in the Specification Schedule.

         4.2 PAYMENT. All fees and charges under this Agreement shall be paid in
U. S. Dollars within thirty (30) days of Licensee's receipt of SalesLogix's invoice. All amounts not paid within thirty (30) days shall bear interest at the lesser of one and one-half percent (1.5%) per month or the highest contract rate allowed by law, from the date due until paid.

         4.3 TAXES. Licensee shall pay all personal property, sales, use, value-added and similar taxes (other than taxes on SalesLogix' income) arising from the transactions described in this License.

5.       INTELLECTUAL PROPERTY RIGHTS; CONFIDENTIALITY

         Licensee acknowledges that the Software, including methods, processes or techniques utilized therein, are proprietary to and valuable trade secrets of SalesLogix and are protected by United States copyright law and international treaties. Licensee shall take no actions which impair or infringe SalesLogix's intellectual property rights. Licensee shall not use, copy, modify, transfer, download, merge, make any translation or derivative work or otherwise deal with the Software except as expressly provided in this Agreement. In no event shall Licensee cause or permit the disassembly, reverse compilation or other decoding of any Software. Licensee agrees not to remove or destroy any copyright notices, other proprietary markings or confidentiality legends placed upon or contained within the Software.

6.       LIMITED WARRANTY; INFRINGEMENT INDEMNIFICATION; LIMITATIONS ON
         LIABILITY

         6.1 LIMITED WARRANTIES. SalesLogix warrants the diskette(s), if any, on which the Software is furnished shall be free from defects in material and workmanship under normal use for a period of ninety (90) days from the date of delivery to Licensee. Any replacement Software will be warranted for the remainder of the original warranty period or thirty (30) days, whichever is longer. SalesLogix further warrants to Licensee for a period of [SIX MONTHS] (the "warranty period") that the Software will perform substantially as set forth in the Documentation. SalesLogix does not warrant that the Software will operate in combination with other software selected by Licensee, or that the Software will operate uninterrupted or free of non-material errors. Provided SalesLogix is able to reproduce an error reported by Licensee, SalesLogix will modify or replace, at no additional charge to Licensee, the Software to correct any error which causes the Software not to perform substantially as set forth in the

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Documentation, provided that Licensee reports the malfunction to SalesLogix during the foregoing warranty period. In the event that SalesLogix is unable after reasonable efforts to correct any such material error, Licensee may at its option terminate this License and, upon return of the Software to SalesLogix, SalesLogix shall provide to Licensee a pro rata refund of the license fees paid based on a useful life of the Software of [THREE (3)] years, and any unearned prepaid Maintenance or Technical Support fees. SalesLogix further warrants that:
(i) the Software does not contain any malicious code, program, or other internal component (e.g., computer worm, time bomb, or similar component) and has been screened using customary procedures in the industry for viruses; and (ii) the Software will, under normal use and service, record, store, process and present calendar dates falling on or after January 1, 2000, in the same manner, and with the same functionality, data integrity and performance, as the Software records, stores and presents calendar dates on or before December 31, 1999. The Software uses two date formats (YYYYMMDD and MMDDYYYY) which it inherits from Microsoft Windows 95 or Windows NT. SalesLogix warrants that the Software will lose no functionality with respect to the introduction of records (in a Year 2000 compatible format) containing dates falling on or after January 1, 2000. Notwithstanding the foregoing, SalesLogix does not warrant and hereby expressly disclaims any warranty that the Software supports Year 2000 date processing and displays caused by external sources of date input which are not generally in a Year 2000 compatible format. SalesLogix will modify or replace the portions of the Software that fail the foregoing virus or Year 2000 warranty. The remedies described in this Section 6.1 shall be Licensee's sole and exclusive remedies for errors contained in and for the performance of the Software.

         6.2 CONDITIONS TO LIMITED WARRANTIES. The limited warranties in Section
6.1 are conditioned upon Licensee's use of the Software in accordance with the terms of the Documentation. The limited warranties set forth in Section 6.1 shall not apply to the extent that an error occurs because of and would not have occurred but for: (i) modifications made to the Software by a party other than SalesLogix; (ii) Licensee's failure to implement enhancements provided by SalesLogix to Licensee; or (iii) use of the Software in connection with any computer equipment or devices not meeting the minimum requirements set forth in the Documentation.

         6.3 DISCLAIMERS. EXCEPT FOR THE LIMITED WARRANTIES DESCRIBED IN SECTION 6.1, SALESLOGIX DISCLAIMS ALL OTHER WARRANTIES CONCERNING THE SOFTWARE AND EQUIPMENT, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. WHETHER OR NOT ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, SALESLOGIX SHALL NOT UNDER ANY CIRCUMSTANCES BE LIABLE TO LICENSEE OR ANY OTHER PARTY FOR ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES OF ANY KIND, INCLUDING, WITHOUT LIMITATION, DAMAGES FOR LOSS OF GOODWILL, WORK STOPPAGE, LOST PROFITS, LOST DATA OR COMPUTER HARDWARE OR SOFTWARE DAMAGE, FAILURE OR MALFUNCTION.

         6.4 INDEMNIFICATION FOR INFRINGEMENT. SalesLogix agrees to either defend or settle, at SalesLogix's expense and discretion, any claim against Licensee arising from a claim that Licensee's authorized and proper use of the Software or Documentation under this Agreement infringes any U.S. patent, copyright, trade secret or other proprietary right and to indemnify Licensee from any settlement or final judgment against Licensee related to such infringement claim. If, in SalesLogix' opinion, the Software is likely to become or does become the subject of a claim of infringement or misappropriation of a U.S. patent, copyright, trade secret or other proprietary right, SalesLogix, at its election, may either: (i) promptly replace the Software with a substantially compatible and functionally equivalent non-infringing software product, (ii) promptly modify the Software to make it non-infringing and substantially compatible and functionally equivalent, (iii) promptly procure the right of Licensee to continue using the Software; or (iv) if none of the first three options is commercially feasible, refund a pro rata portion of the license fee (based on a useful life of three (3) years), and any unearned prepaid Maintenance or Technical Support fees and the license for such Software shall be terminated. Licensee shall promptly notify SalesLogix of any claims concerning its use of the Software, and shall not independently defend or respond to any such claim. Licensee shall cooperate with SalesLogix in the defense of any such claims, at SalesLogix' expense, as reasonably requested by SalesLogix. Licensee's failure to implement an enhancement required by SalesLogix shall void the indemnification provided in this Section 6.4. THE REMEDIES SET FORTH IN THIS
SECTION 6.4 SHALL BE LICENSEE'S SOLE REMEDIES IN THE EVENT OF AN INFRINGEMENT CLAIM RELATING TO THE SOFTWARE.

7.       COMPLIANCE WITH EXPORT LAWS

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         Licensee shall not export, ship, transmit or re-export the Software of
Documentation in violation of any applicable law or regulation including, without limitations, the Export Administration Regulations issued by the United States Department of Commerce.

8.       TERMINATION

         8.1 TERMINATION OF AGREEMENT BY SALESLOGIX. If Licensee defaults in performing any material obligations required under this Agreement, SalesLogix may give written notice of its intention to terminate this Agreement, describing in reasonable detail the default. If Licensee fails to remedy such material default within thirty (30) days following such written notice, or if such default is not capable of cure within such thirty (30)-day period, and Licensee fails to commence cure procedures within such thirty (30)-day period and diligently prosecute such procedures until the default is cured, then SalesLogix may, in addition to all other remedies available at law or in equity, terminate this Agreement and the Software licenses.

         8.2 TERMINATION OF LICENSE BY LICENSEE. Licensee may, at its option, terminate the licenses granted under this Agreement for convenience upon written notice to SalesLogix.

         8.3 EFFECT OF TERMINATION. In the event this Agreement is terminated for any reason, Licensee shall immediately discontinue use of and shall return to SalesLogix or destroy all Software and Documentation, including all copies thereof. Sections 2.2, 5, 6.3, 9.3 and 9.4 shall survive any termination of this Agreement.

9.       GENERAL

         9.1 ENTIRE AGREEMENT. This Agreement constitutes the entire agreement between the parties with respect to the subject matter hereof, and all prior agreements, representations, and statements with respect to such subject matter are superseded hereby. This Agreement may not be altered, modified, amended, changed, rescinded or discharged in whole or in part, except by written agreement executed by both Licensee and SalesLogix.

         9.2 ASSIGNMENT. This Agreement and the licenses granted hereunder may not be assigned without the prior written consent from SalesLogix and any attempt to do so without permission shall be void.

         9.3 SEVERABILITY. To the fullest extent possible each provision of this Agreement shall be interpreted in such fashion as to be effective and valid under applicable law. If any provision of this Agreement is declared void or unenforceable for particular facts or circumstances, such provision shall remain in full force and effect for all other facts or circumstances. If any provision of this Agreement is declared entirely void or unenforceable, such provision shall be deemed severed from this Agreement, which shall otherwise remain in full force and effect.

         9.4 GOVERNING LAW. The validity and performance of this Agreement shall be governed by and construed in accordance with the laws of the State of Arizona, excluding that body of law applicable to choice of law.

         IN WITNESS WHEREOF, the parties have executed this Agreement as of the date set forth above.

SALESLOGIX, CORPORATION, an                 [INSERT LICENSEE'S NAME]
 Arizona corporation

By:                                         By:
  --------------------------------             --------------------------------


Print Name:                                 Print Name:
           -----------------------                     ------------------------


Its:                                        Its:
    ------------------------------              -------------------------------

SalesLogix Corporation                      "Licensee"
8800 North Gainey Center Drive,              Site Address
  Suite 200                                              ----------------------
Scottsdale, AZ  85258                                    ----------------------

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                             SPECIFICATION SCHEDULE



Address following issues in schedule:

         Each Type of License Purchased

                  Synchronization Server License

                  Remote Client License

                  Information Server License

                  Workgroup Client License

         Number of Each Type of License Purchased

         Price Per License

         Total Costs of Licenses

         Type of Support Purchased

                  Maintenance Support

                  Technical Support

         Total Cost of Support

         Licensee's "Designated Facility" (required if Server License purchased)

         Licensee's "Designated Computer System" (required if Server License purchased)

         Licensee's "System Manager":

                  -----------------------------

                  -----------------------------
                  Phone:
                        -----------------------
                  Fax:
                        -----------------------

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                    EXHIBIT A -- MAINTENANCE SUPPORT SERVICES

         This exhibit describes the terms and conditions relating to Maintenance Support Services that SalesLogix will provide to Licensee during the Initial Term of Maintenance Support and any renewals thereof.

         SALESLOGIX PRODUCT UPDATES: From time to time SalesLogix may develop permanent fixes or solutions to known problems or bugs in the Software and incorporate them into a formal "Update" to the Software. If Licensee is receiving Maintenance Support Services from SalesLogix on the general release date for an Update, SalesLogix will provide the Licensee with the Update and related Documentation, both at no additional charge to the Licensee.

         SALESLOGIX PRODUCT UPGRADES: From time to time SalesLogix may release to its end user licensees a major revision to the Software which adds new and different functions or capabilities to the Software ("Upgrade"). If Licensee is receiving Maintenance Support Services from SalesLogix on the general release date for an Upgrade, SalesLogix will provide the Licensee with the Upgrade and related Documentation, both at no additional charge to the Licensee.

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                     EXHIBIT B -- TECHNICAL SUPPORT SERVICES

         This exhibit describes the terms and conditions relating to Technical Support Services that SalesLogix will provide to Licensee during the Initial Term of Technical Support and any renewals thereof. The Technical Support Services described in this Exhibit do not expand on or change the Software warranty provisions set forth in the Agreement between SalesLogix and Licensee.

A.       TECHNICAL SERVICES

         SalesLogix offers the following Technical Services for the Software identified in the license Agreement:

         TELEPHONE AND ELECTRONIC MAIL ASSISTANCE: Licensee's System Manager will be given the telephone number for SalesLogix's support line and will be entitled to contact the support line during normal operating hours (between 8:00 a.m. and 5:00 p.m. U.S. Mountain Standard Time) on regular business days, excluding SalesLogix holidays, to consult with SalesLogix technical analysts concerning problem resolution, bug reporting, documentation clarification, and general technical guidance. Licensee may also contact SalesLogix through electronic mail. SalesLogix will assist the System Manager in utilizing the Software and in identifying and providing workarounds, if possible, for standard component product problems. Assistance may include communicating via modem from SalesLogix's facilities or through an electronic bulletin board.

         WEB SITE SUPPORT: - online support is available 24 hours a day, offering Licensee the ability to resolve its own problems with access to SalesLogix's most current information. Licensee will need to enter its designated user name and key number to gain access to the technical support areas on SalesLogix's web site. SalesLogix's technical support areas allow the Licensee to: (i) search an up-to-date knowledge base of technical support information, technical tips and featured functions; (ii) access answers to frequently asked questions; (iii) send e-mail inquiries to SalesLogix (current response time is between 3-5 days); and (iv) access a BBS monitored by SalesLogix technical representatives which serves as an interactive user forum for customers to exchange ideas and solutions, list current hot topics, post inquiries to SalesLogix technical analysts, and share experiences.

         SOFTWARE PROBLEM REPORTING: Licensee may submit to SalesLogix requests identifying potential problems in the Software. Requests should be in writing and directed to SalesLogix by mail, courier, e-mail or by FAX. SalesLogix retains the right to determine the final disposition of all requests, and will inform Licensee of the disposition of each request. If SalesLogix decides in its sole judgment to act upon a request, it will do so by providing a Bug Fix as described below.

         BUG FIXES: SalesLogix will use reasonable efforts to provide an avoidance procedure for and a correction of each material defect in the Software that causes the Software not to conform in all material respects with the SalesLogix Documentation (a "Bug Fix").

B.       DESIGNATED SYSTEM MANAGER.

         Licensee shall designate a System Manager who shall be responsible for maintaining the integrity of the hardware and software comprising Licensee's Computer System of which the Software is a part. Requests for telephone assistance or for on-site assistance may come only from the designated System Manager. In the event that the System Manager leaves Licensee's employ, Licensee shall designate a new System Manager. Licensee shall notify SalesLogix via e-mail of change in System Manager prior to System Manager contacting SalesLogix.

C.       REMOTE SUPPORT

         To the extent feasible, Technical Services shall be provided using remote data links from SalesLogix to Licensee's Designated Computer System. To facilitate remote support, Licensee shall maintain a suitable modem connected to a direct telephone line and installed on a port of the Designated Computer System.


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D.       EXCLUSIONS FROM TECHNICAL SERVICES

         SalesLogix shall have no support obligations with respect to any hardware or software product other than the Software ("Nonqualified Products"). If SalesLogix provides support services for a problem caused by a Nonqualified Product, or if SalesLogix's service efforts are increased as a result of a Nonqualified Product, SalesLogix will charge time and materials for extra service at its then current published rates for custom software services. If, in SalesLogix's opinion, performance of Technical Support services is made more difficult or impaired because of Nonqualified Products, SalesLogix shall so notify Licensee, and Licensee will immediately remove the Nonqualified Product at its own risk and expense during any efforts to render Technical Support services under this Agreement. Licensee shall be solely responsible for the compatibility and functioning of Nonqualified Products with the Software.

E.       LICENSEE RESPONSIBILITIES

         In connection with SalesLogix's provision of Technical Services as described in this Exhibit, Licensee acknowledges that Licensee has the responsibility to do each of the following: (1) maintain the Designated Computer System and associated peripheral equipment in good working order in accordance with the manufacturers' specifications, and insure that any problems reported to SalesLogix are not due to hardware malfunction; (2) maintain the Designated Computer System at the latest code revision level deemed necessary by SalesLogix for proper operation of the Software; (3) supply SalesLogix with access to and use of all information and facilities determined to be necessary by SalesLogix to render the Technical Services described in this Exhibit; (4) perform any tests or procedures recommended by SalesLogix for the purpose of identifying and/or resolving any problems; (5) maintain a procedure external to the Software for reconstruction of lost or altered files, data, or programs to the extent deemed necessary by Licensee; (6) at all times follow routine operator procedures as specified in the Documentation; (7) remain solely responsible at all times for the safeguarding of Licensee's proprietary, confidential, and classified information; and (8) ensure that the Designated Computer System is isolated from any process links or anything else that could cause harm before requesting or receiving remote support assistance.

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